Exhibit 99.1
Contact: Spencer Kurn
Senior Vice President, Investor Relations
Telephone: (617) 375-7517

AMERICAN TOWER CORPORATION PRICES SENIOR NOTES OFFERING

BOSTON, MASSACHUSETTS - November 9, 2026 - American Tower Corporation (NYSE: AMT) today announced the pricing of its registered public offering of senior unsecured notes due 2031, 2033 and 2036 in aggregate principal amounts of $450.0 million, $500.0 million and $550.0 million, respectively. The 2031 notes will be consolidated, form a single series and be fully fungible, with the Company’s outstanding $500,000,000 5.300% senior unsecured notes due 2031 issued on September 14, 2026 and are being issued at a price equal to 99.387% of their face value. The 2033 notes will be consolidated, form a single series and be fully fungible, with the Company’s outstanding $500,000,000 5.560% senior unsecured notes due 2033 issued on September 14, 2026 and are being issued at a price equal to 99.369% of their face value. The 2036 notes will be consolidated, form a single series and be fully fungible, with the Company’s outstanding $600,000,000 5.750% senior unsecured notes due 2036 issued on September 14, 2026 and are being issued at a price equal to 98.986% of their face value.

The net proceeds of the offering are expected to be $1,474.9 million, after deducting underwriting discounts and estimated offering expenses. American Tower intends to use the net proceeds to repay existing indebtedness under its $6.0 billion senior unsecured multicurrency revolving credit facility, and for general corporate purposes.

TD Securities (USA) LLC, ING Financial Markets LLC, Mizuho Securities USA LLC, RBC Capital Markets, LLC and SMBC Nikko Securities America, Inc. are acting as Joint Book-Running Managers for the offering.

This press release shall not constitute an offer to sell or a solicitation to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus and related prospectus supplement, which may be obtained by visiting the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, you may request these documents by calling TD Securities (USA) LLC at +1-855-495-9846, ING Financial Markets LLC at 1-877-446-4930, Mizuho Securities USA LLC at 1-866-271-7403, RBC Capital Markets, LLC at 1-866-375-6829 and SMBC Nikko Securities America, Inc. at 1-888-868-6856.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 147,000 communications sites and a highly interconnected footprint of U.S. data center facilities. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in the Company’s forward-looking statements as a result of various factors, including those factors set forth under the caption “Risk Factors” in Item 1A of its most recent annual report on Form 10-K, and other risks described in documents the Company subsequently files from time to time with the

Securities and Exchange Commission. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.
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